Exhibit 99.1

ALLOS THERAPEUTICS LICENSES NEW CANCER COMPOUND

Westminster, CO, December 16, 2004 - Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced that it has acquired an exclusive worldwide license from the University of Colorado Health Sciences Center, the University of Salford and Cancer Research Technology to develop and commercialize a new chemotherapeutic agent known as RH1. The compound is currently being investigated in a Phase 1 clinical trial sponsored by Cancer Research UK, the largest volunteer-supported cancer research organization in the world.

RH1 is a targeted cytotoxic prodrug that is bioactivated by the enzyme DT-diaphorase (DTD), which is over-expressed in many tumors relative to normal tissue, including lung, colon, breast and liver tumors. The drug exhibits a similar mechanism of action to the potent chemotherapeutic agent Mitomycin C, with a greater potential activity against cells expressing high DTD and a potentially more favorable safety profile. RH1 was a nominated compound for advancement in the National Cancer Institute’s Developmental Therapeutics Program (DTP), which provides cancer drug discovery and development resources to the intramural, academic and industrial research communities.

“Pre-clinical work has shown RH1 to be a more efficient substrate for DTD than currently available agents, “said Dr. David Ross, Professor of Toxicology and Chairman, Dept. of Pharmaceutical Sciences at the University of Colorado.  “This drug may offer a means to selectively target tumors expressing high levels of DTD.”

RH1 is currently being evaluated in patients with advanced solid tumors refractory to other chemotherapy regimens in an open label, Phase 1 dose escalation study chaired by Dr. Malcolm Ranson, Director Derek Crowther Unit, Christie Hospital, Manchester, UK.  Up to 40 patients will be enrolled to test the safety, tolerability and pharmacokinetics (PK) of escalating doses of RH1.  Patient DTD enzyme levels are being measured to correlate with drug efficacy.  Recruitment began in September 2003 and is expected to complete in the second half of 2005.

“We’ve enrolled nearly a third of the desired number of patients for the study and are encouraged by results seen to date from both a safety and efficacy standpoint,” said Dr. Ranson.”

Under the terms of the agreement, Allos will make an up-front payment and a series of milestone payments based upon the achievement of specified development, regulatory and commercialization goals.  Allos will also make royalty payments based on product sales, if any, resulting from the collaboration.  Cancer Research UK will continue to support the ongoing Phase 1 dose escalation study, and Allos will have the right to obtain an exclusive license to the results of the study, for use in subsequent development and regulatory activities, upon payment of a one-time data option fee.  Upon completion of the Phase 1 study, Allos will assume responsibility for all further development costs and activities.  Financial terms of the transaction were not disclosed.  However, Allos does not expect the in-licensing of RH1 to result in a material increase in its quarterly operating expenses for at least the next 18-24 months.

“We’re excited to add this novel compound to our growing oncology portfolio,” said Michael E. Hart, President and Chief Executive Officer of Allos.  “RH1 complements our current development programs and will allow us to capitalize on our in-house clinical, regulatory and manufacturing expertise.”

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company’s lead clinical candidate, EFAPROXYN™ (efaproxiral), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX (pralatrexate), a novel small molecule cytoxic injectable antifolate (DHFR inhibitor) intended to treat non-small cell lung cancer, mesothelioma and non-Hodgkin’s lymphoma. For more information, please visit the company’s web site at: www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements concerning the potential safety and efficacy profile of RH1; the projected enrollment and timeline for completion of the ongoing Phase 1 dose escalation study; the projected impact of RH1 on the Company’s quarterly operating expenses; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that clinical trials may not demonstrate that RH1 is both safe and more effective than current standards of care; that the Company may be unable obtain the regulatory approvals necessary to conduct additional clinical trials; that the Company and/or its collaborators may not be able to enroll sufficient numbers of patients in their clinical trials; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy results of clinical trials for RH1 will not support an application for marketing approval in the United States or any other country; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for RH1 or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

# # #

Contact:

Jennifer Neiman

Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com